Calculation of Filing Fee Tables
S-8
RENASANT CORP
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $5.00 per share	Other	915,000	$ 32.50	$ 29,737,500.00	0.0001531	$ 4,552.81
Total Offering Amounts:						$ 29,737,500.00		$ 4,552.81
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 4,552.81
Offering Note
[1]	The Amount Registered represents the additional shares of common stock, par value $5.00 per share, of Renasant Corporation (the "Common Stock") available for issuance under the Renasant Corporation 2020 Long-Term Incentive Compensation Plan, as amended (the "Plan") resulting from an amendment to the Plan adopted by the shareholders of Renasant Corporation (the "Registrant") on April 23, 2024. The Proposed Maximum Offering Price per Unit is estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act of 1933, as amended (the "Securities Act") on the basis of $32.50 per share, which represents the average of the high and low prices of the Common Stock as reported on the New York Stock Exchange on October 22, 2024. Pursuant to Rule 416(a) under the Securities Act, this Registration Statement on Form S-8 also covers an indeterminate number of additional shares of Common Stock that may be offered or issued under the Plan by reason of stock splits, stock dividends, recapitalizations or similar transactions effected without the receipt of consideration which result in an increase in the number of the Registrant's outstanding shares of Common Stock.